Exhibit 77Q1(b) Copy of text described in sub-item 77D

	Amendments to Investment Practices

	PF Fasciano Small Equity Fund

Resolution 1

WHEREAS, the principal investment policy of the PF AIM Aggressive
Growth Fund currently requires that the Fund invest primarily in common stocks of small and medium-sized growth companies at the time of investment; and

WHEREAS, Neuberger Berman desires that effective October 1, 2005, the Funds investment policy be amended to require that the Fund invest at least 80% of its assets in small-capitalization equity securities, mainly by investing in common stocks of small-capitalization companies; therefore it is

RESOLVED, that the investment policy of the PF Fasciano Small Equity Fund be, and it hereby is, effective October 1, 2005, amended to require that the Fund invest at least 80% of its assets in small-capitalization equity securities, mainly by investing in common stocks of small capitalization companies.

Resolution 2

WHEREAS, Neuberger Berman desires that effective October 1, 2005, the PF Fasciano Small Equity Funds investment practice be amended to remove the limitation on investment in foreign investments that are principally traded outside the U.S.; therefore it is

RESOLVED, that the investment practice of the PF Fasciano
Small Equity Fund be, and hereby is, effective October 1, 2005, amended to remove the limitation of 25% of its assets in foreign securities that are principally traded outside the U.S.

Resolution 3

WHEREAS, Neuberger Berman desires that effective October 1, 2005, the PF Fasciano Small Equity Funds investment practice be amended to allow the fund to engage in short sales against the box up to 15% of the Funds net assets; therefore it is

RESOLVED, that the PF Fasciano Small Equity Funds investment practice be, and it hereby is, effective October 1, 2005, amended to allow the Fund to engage in short sales against the box up to 15% of the Fund net assets, as long as no more than 15% of the Funds net assets would be subject to such short sales at anytime.


Note: PF Fasciano Small Equity Fund subsequently changed its name to PF NB Fasciano Small Equity Fund.